Exhibit 99.1

CONFIDENTIAL

EMG Rev.2 3/1
Evan M. Gruber	Dan Matsui/Eugene Heller
Chairman and CEO	Silverman Heller Associates
(909) 943-4014	(310) 208-2550

MODTECH HOLDINGS, INC. REPORTS

FOURTH-QUARTER, 12-MONTH 2003 RESULTS,

Classroom Orders Boost Backlog to Record $115 Million

Perris, Calif.—March 4, 2004—Modtech Holdings, Inc. (Nasdaq NM: MODT) reported financial results for the fourth quarter and twelve months ended December 31, 2003, including year-end backlog at a record high of $115 million, primarily due to classroom orders from California school districts.

Total sales were $23.1 million, compared to $36.2 million a year ago, due to continued decline in sales of commercial and industrial products as well as a delay in certain California school projects. Due to lower sales for the quarter, expenses related to the Company’s decision to shift to direct-sales for its United Modular division, and certain project cost overruns, the Company reported a net loss of $3.2 million, or 22 cents a share on a diluted basis, versus net income of $610,000, or 4 cents a share on a diluted basis, for the fourth quarter of 2002.

For the year, sales were $160 million, compared to $168 million in 2002. Classroom sales totaled $103 million and commercial sales totaled $57 million, compared to $103 million and $65 million, respectively, for 2002. Net income for the year was $1.5 million, or 10 cents a share on a diluted basis, versus $8.0 million, or 54 cents a share on a diluted basis, in 2002, before the effects of writing down the value of certain intangible assets.

Beginning in 2002, Modtech adopted Statement of Financial Accounting Standards No. 142, which established new accounting treatment for goodwill and intangibles and no longer requires amortization of such assets. This non-cash, after-tax charge of $37.3 million, or $2.52 per share, resulted in Modtech reporting a net loss of $29.3 million, or $1.98 per share on a diluted basis, for the year ended December 31, 2002.

Total backlog as of December 31, 2003, rose to approximately $115 million from $85 million a year ago. The 35% increase reflects rising demand from California school districts for classrooms. Backlog of California classrooms increased to approximately $110 million from roughly $80 million last year.

Evan Gruber, Modtech chief executive officer, remarked: “School-related bookings of new orders grew for the quarter and year, compared to 2002, but school/classroom revenues remained flat, while commercial and industrial business continued to fall. This ongoing decline was largely due to the continuing low level of economic activity but also due to our partial shift away from

United Modular’s dealer network. As a result, the quarter was impacted by unabsorbed overhead, front-end expenses related to hiring new sales and marketing staff, and cost overruns on certain projects. Additionally, we were impacted by the costs of consolidating our Florida operations from two inefficient plants and transferring our workforce and equipment to our newer, larger plant, which added costs of approximately $1 million. The result was fourth-quarter losses and lower 12-month results, compared to 2002. However, these personnel-related and relocation costs are not expected to recur, and overhead absorption should rise as we begin working through our large backlog in 2004.

“Although it is apparent that there is a longer sales cycle for our high-end custom California classroom business, we still feel encouraged by recent order flows, high backlog, and more efficient production and sales processes going forward,” Gruber continued. On March 2, 2004 the voters of California passed another School Construction Bond Issue in the amount of $12 Billion. This funding will follow the flow from the $13 Billion School Bond Issue which was passed in November 2002.”

“We are also seeing higher order activity from non-California schools, primarily in Texas and Florida. During February 2004, we received an initial $3.2 million order from Lee County school district in Florida, and a $1.5 million order for classrooms in Houston.”

“From a bottom-line perspective, the higher-margined classrooms and absence of middle-man costs for United Modular’s custom products are expected to boost margins in 2004,” Gruber added. “With a 35% increase in backlog, consisting primarily of California classroom business, and new order activity from direct-sales, we feel confident that 2004 will see higher sales, higher gross margins, and improved profitability, as well. We currently expect 2004 12-month revenues to be in a range of $180 to $200 million.”

“In terms of financial condition, working capital stood at $21 million at year-end, and we reduced long-term debt from $12 million to $6 million,” Gruber stated.

About Modtech Holdings, Inc.

Modtech manufactures, and sells modular relocatable classrooms and commercial and light industrial modular buildings. The Company is a leading manufacturer of modular buildings in the U.S. with substantial product and geographic diversification throughout the southwestern states. Modtech believes it is the largest manufacturer, seller, and installer of modular relocatable classrooms in California, engineering and constructing the classrooms in accordance with that state’s structural and seismic safety requirements. The Company also designs and manufactures modular buildings to customer specifications for a wide variety of uses.

Some statements in this press release may constitute “forward-looking statements” within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements, including statements related to future growth and opportunities, involve known and unknown risks, uncertainties, and other factors that may cause actual results, performance, or achievements of the Company to differ materially from future results, performance, or achievements expressed or implied by those forward-looking statements.

[Financial tables next page]

MODTECH HOLDINGS, INC.

SELECTED FINANCIAL DATA

(in thousands, except EPS)

Unaudited

Fourth quarter ended December 31:	2003	2002
Net Sales	$23,140	$36,240
Gross profit	(3,060)	3,600
Selling, general and administrative expenses	(2,680)	(2,200)
(Loss)/Income from operations	(5,740)	1,400
Interest, net	(270)	(360)
(Loss)/Income before income taxes	(6,000)	1,050
Net (loss)/come	(3,200)	610
(Loss)/Earnings per share	(.22)	.04

Average shares outstanding	14,300	14,600

12 months ended December 31:	2003	2002
Net Sales	$159,870	$167,970
Gross profit	11,930	23,190
Selling, general and administrative expenses	8,510	7,860
Income from operations	3,420	15,330
Interest, net	(1,360)	(1,630)
Income before income taxes and cumulative effect of change in accounting principle	2,090	13,740
Income before cumulative effect of change in accounting principle	2,090	7,970
Cumulative effect of change in accounting principle	—	(37,290)
Net income (loss)	1,510	(29,320)
Earnings per share - diluted:
Before cumulative effect of change in accounting principle	.10	.54
Cumulative effect of change in accounting principle	—	(2.52)
Net income (loss)	.10	(1.98)

Average shares outstanding	14,500	14,700

Summary Balance Sheet as of December 31: (in thousands)	2003	2002
Current Assets	52,900	65,100
Net Property and Equipment	17,400	14,500
Other Assets	74,600	74,900
Total Assets	144,900	154,500

Current Liabilities	31,700	37,100
Long Term Obligations	6,200	12,200
Shareholders’ Equity	107,000	105,200
Total Liabilities and Equity	144,900	154,500

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